Exhibit 5.6

July 19, 2021

Crescent Point Energy Corp.

Dear Sirs:

Crescent Point Energy Corp.

Registration Statement on Form F-10

Reference is made to the Registration Statement on Form F-10 filed by Crescent Point Energy Corp. with the U.S. Securities and Exchange Commission.

We hereby consent to the references to our firm name under the headings "Legal Matters” and "Documents Filed as Part of the Registration Statement". In giving such consent, we do not acknowledge that we come within the category of persons whose consent is required by the U.S. Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Carter Ledyard & Milburn LLP
Carter Ledyard & Milburn LLP